EXHIBIT 1.A.(5)(j)

AB

PROTECTIVE LIFE INSURANCE COMPANY — P O BOX 2606 — BIRMINGHAM, ALABAMA 35202

LAPSE PROTECTION EXTENSION RIDER

        The Company has issued this rider as a part of the policy to which it is attached. This rider is issued in return for the Application and payment of the Rider Charge. The Rider Charge is payable at the same time as the cost of insurance charge for the Policy. All the terms of the Policy apply to this rider except for those that disagree with this rider.

        This rider extends for an equal number of years the Minimum Monthly Premium Guarantee Period shown on the Policy Specifications Page of the Policy, subject to the terms and conditions of this rider. Hereinafter, the Minimum Monthly Premium Guarantee Period shown on the Policy Specifications Page plus the extension described in the preceding sentence shall be referred to as the new minimum monthly premium guarantee period ("New Guaranteed Period"). In addition, this rider amends certain provisions of the Policy. The Company discusses the terms and conditions in the provisions that follow.

        Minimum Monthly Premium Guarantee. The Policy provision entitled "Minimum Monthly Premium Guarantee" shall be deleted in its entirety, and in its place the following provision shall be substituted:

        The Policy will not Lapse during the New Guarantee Period if the Extended Premium Test is complied with. To comply with the Extended Premium Test (a) must equal or exceed (b), where:

    (a)
    Is the Accumulated Payments Received minus any Policy Debt; and

    (b)
    Is the Accumulated Minimum Monthly Premium.

        The Accumulated Payments Received as of the Policy Effective Date is the sum of the Premium Payments received as of such date. Thereafter, the Accumulated Payments Received as of any Monthly Anniversary Day will be calculated as (1), plus (2), plus (3), minus (4) where:

    (1)
    Is the Accumulated Payments Received as of the prior Monthly Anniversary Day;

    (2)
    Is one month's interest on item (1);

    (3)
    Is all Premium Payments received since the prior Monthly Anniversary Day;

    (4)
    Is any Withdrawals taken since the prior Monthly Anniversary Day.

        The Accumulated Minimum Monthly Premium as of the Policy Effective Date is the first Minimum Monthly Premium. Thereafter, the Accumulated Minimum Monthly Premium as of any Monthly Anniversary Day will be calculated as (5), plus (6), plus (7) where:

    (5)
    Is the Accumulated Minimum Monthly Premium as of the prior Monthly Anniversary Day;

    (6)
    Is one month's interest on item (5);

    (7)
    Is the Minimum Monthly Premium for the current month.

        The interest rate used in (2) and (6) above will be based on the Monthly Interest Rate for Minimum Monthly Premium Guarantee shown on the Policy Specifications Page.

        Anytime prior to Lapse Protection Extension Rider's termination, the Owner may catch-up the Premium Payments for the Extended Premium Test as of a Monthly Anniversary Day, if the Company receives at its Home Office Premium Payments equal to the amount by which (b) exceeds (a) on such Monthly Anniversary Day (the "Catch-up Amount").

        If, on any Monthly Anniversary Day, the Extended Premium Test is not complied with and the Surrender Value is insufficient to cover the Monthly Deductions due on such Monthly Anniversary Day, the Lapse Protection Extension Rider will terminate on the next following Monthly Anniversary Day unless the Owner pays the Catch-up Amount needed to keep the rider in force. The Company will notify the Owner of such amount.

Alternate Testing During The First Half of the New Guarantee Period:

        If, on any Monthly Anniversary Day, the Extended Premium Test is not complied with and the Surrender Value is insufficient to cover Monthly Deductions due on such Monthly Anniversary Day, the Company will test for compliance with an alternative premium test (the "Base Premium Test") as follows:

        The Policy will not Lapse during the first half of the New Guarantee Period, if for each month that the Policy has been in force (c) equals or exceeds (d), where:

    (c)
    is the total Premium Payments less any Withdrawals and Policy Debt; and

    (d)
    is the Minimum Monthly Premium as shown on the Policy Specifications Page multiplied by the number of complete policy months since the Policy Effective Date, including the current month.

        Compliance with the Base Premium Test will not prevent the termination of the Lapse Protection Extension Rider, as provided above.

Impact of Any Change in Benefits on Minimum Monthly Premium:

        Any change in the benefits provided by this Policy or any riders attached hereto, made subsequent to the Policy Effective Date and during the New Guarantee Period, may result in a change to the Minimum Monthly Premium. However, the changes will not extend the time period for the guarantee. Any new Minimum Monthly Premium and its effective date will be shown in a supplemental Policy Specifications Page.

Rider Effective Date. This rider shall be effective on the Policy Effective Date.

Rider Charge. The charge for this rider is shown on the Policy Specifications Page.

Termination. This rider shall terminate on the earlier of:

    1.
    The date the Policy terminates;

    2.
    On the Monthly Anniversary Day next following the Monthly Anniversary Day

      (a)
      the Extended Premium Test is not complied with and

      (b)
      the Surrender Value is insufficient to cover Monthly Deductions due,

        provided that the Catch-up Amount has not been received;

    3.
    The end of the New Guarantee Period; or

    4.
    The date the Company receives a Written Notice to terminate this rider.

Reinstatement. This rider cannot be reinstated.

Signed for the Company as of the Rider Effective Date.

        PROTECTIVE LIFE INSURANCE COMPANY

        ABCDEF

          Deborah J. Long
Secretary